Exhibit 1.1

NISOURCE INC.

UNDERWRITING AGREEMENT

November 28, 2018

20,000,000 Depositary Shares, Each Representing 1/1,000 Interest in a Share of

6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock,

liquidation preference of $25,000 per share

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Goldman Sachs & Co. LLC

As Representatives of the several Underwriters

c/o	Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, North Carolina 28202

Ladies and Gentlemen:

1.    Introductory. NiSource Inc., a Delaware corporation (“NiSource” or the “Company”), agrees with the several Underwriters listed in Schedule I hereto (the “Underwriters”), for whom Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman Sachs & Co. LLC are acting as Representatives (the “Representatives”), to issue and sell to the several Underwriters an aggregate of 20,000,000 shares (the “Shares”) of depositary shares (the “Depositary Shares”), each representing a 1/1000th ownership interest in a share of the Company’s 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”). The shares of Preferred Stock represented by the Shares (the “Preferred Shares”), when issued, will be deposited against delivery of depositary receipts (the “Depositary Receipts”), which will evidence the Shares and will be issued by Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary (the “Depositary”) under a deposit agreement, to be dated the Closing Date (as defined below) (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. The terms of the Preferred Stock will be set forth in a certificate of designations (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware.

2.    Representations and Warranties of NiSource. NiSource, as of 4:55 p.m., New York City time, on November 28, 2018 (the “Applicable Time”), represents and warrants to, and agrees with, the Underwriters that:

(a)    Registration Statement, Pricing Disclosure Package and Prospectus. A registration statement on Form S-3, as amended (No. 333-214360), including a prospectus, relating to the Company’s securities, including the Shares and the Preferred Shares, has been filed with the Securities and Exchange Commission (“Commission”) and has become effective. Such registration statement, as used with respect to the Shares and the Preferred Shares, including the information deemed a part thereof pursuant to Rule 430B(f)(1) under the Securities Act of 1933, as amended (the “Act”), on the date of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such Section applies to NiSource and the Underwriters for the Shares and the Preferred Shares pursuant to Rule 430B(f)(2) under the Act (the “Effective Date”), including the exhibits thereto and all documents incorporated by reference therein pursuant to Item 12 of Form S-3 at the Effective Date, is hereinafter referred to as the “Registration Statement”; the base prospectus relating to NiSource’s registered securities, including the Shares and the Preferred Shares, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement being herein called the “Basic Prospectus”; the Basic Prospectus as amended and supplemented by a preliminary prospectus supplement relating to the Shares and the Preferred Shares and as further amended and supplemented immediately prior to the Applicable Time is hereinafter called the “Pricing Prospectus”; the Basic Prospectus as amended or supplemented in final form, which is filed with the Commission pursuant to Rule 424(b) under the Act with respect to the Shares and the Preferred Shares is hereinafter called the “Final Supplemented Prospectus”; any reference herein to the Basic Prospectus, any Pricing Prospectus or any Final Supplemented Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be; any reference to any amendment or supplement to the Basic Prospectus, any Pricing Prospectus or any Final Supplemented Prospectus shall be deemed to refer to and include any documents filed after the date of such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated by reference in such Basic Prospectus, Pricing Prospectus or Final Supplemented Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of NiSource filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

For purposes of this Agreement, the documents listed in Schedule II under the caption, “Pricing Disclosure Package,” taken together, are referred to as the “Pricing Disclosure Package.”

(b)    Incorporated Documents. The documents incorporated by reference in the Registration Statement or the Pricing Prospectus, when they were filed with the Commission, complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder, and as of such time of filing, when read together with the Pricing Prospectus and any Permitted Free Writing Prospectus (as defined below), none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Final Supplemented Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder and, when read together with the Final Supplemented Prospectus as it otherwise may be amended or supplemented, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)    Compliance with Act and 1934 Act. The Registration Statement complies and the Final Supplemented Prospectus will comply, and any further amendments or supplements thereto, when any such amendments become effective or supplements are filed with the Commission, as the case may be, will comply, in all material respects with the applicable provisions of the Act, the 1934 Act, the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”), and the general rules and regulations of the Commission thereunder, and the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus do not and will not, (i) as of the Effective Date as to the Registration Statement and any amendment thereto, (ii) as of the Applicable Time as to the Pricing Disclosure Package and (iii) as of the date of the Final Supplemented Prospectus and the Closing Date as to the Final Supplemented Prospectus or as of the date when any supplement is filed as to the Final Supplemented Prospectus as further supplemented, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the case of the Registration Statement and any amendment thereto, and, in the light of the circumstances under which they were made, not misleading in the case of the Pricing Disclosure Package and the Final Supplemented Prospectus as further supplemented; except that NiSource does not make any representations or warranties with respect to (A) that part of the Registration Statement which shall constitute the Statements of Eligibility (Form T-1) under the Trust Indenture Act or (B) statements or omissions made in a Permitted Free Writing Prospectus, the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus in reliance upon and in conformity with information furnished in writing to NiSource by the Underwriters through the Representatives expressly for use therein.

Each Permitted Free Writing Prospectus does not include anything that conflicts with the information contained in the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus, and each Permitted Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that NiSource makes no representation or warranty with respect to any statement or omissions made in a Permitted Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to NiSource by the Underwriters through the Representatives expressly for use therein.

(d)    Automatic Shelf Registration Statement. With respect to the Registration Statement, (i) the Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Act), (ii) NiSource has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Act objecting to the use of the automatic shelf registration statement and (iii) the conditions for use of Form S-3, as set forth in the General Instructions thereof, have been satisfied.

(e)    Well-Known Seasoned Issuer. (A) At the time of filing of the Registration Statement, (B) at the time of the most recent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the time NiSource, or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act), made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act, NiSource was a “well-known seasoned issuer” (as defined in Rule 405 under the Act).

(f)    Organization and Good Standing. NiSource has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Supplemented Prospectus; and NiSource is duly qualified to transact business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(g)    Significant Subsidiaries. Each significant subsidiary (as defined in Rule 405 under the Act) of NiSource (each direct and indirect significant subsidiary of NiSource being hereinafter referred to as a “Significant Subsidiary” and all such direct and indirect significant subsidiaries of NiSource being hereinafter referred to collectively as the “Significant Subsidiaries”) has been duly incorporated or duly formed and is a validly existing corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate or limited liability, and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Supplemented Prospectus; and each Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; all of the issued and outstanding capital stock or other equity interests of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and, to the extent applicable, nonassessable; and except as otherwise disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, all of the capital stock or other equity interests of each Significant Subsidiary is owned by NiSource, directly or through subsidiaries, free from liens, encumbrances and defects.

(h)    Deposit Agreement. The Deposit Agreement has been duly authorized and, when validly executed and delivered by NiSource and the Depositary, will constitute a valid and legally binding obligation of NiSource, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Deposit Agreement will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Final Supplemented Prospectus.

(i)    Preferred Shares, Shares and Certificate of Designations. The Preferred Shares, including the Certificate of Designations, have been duly authorized by the Company and, when the Preferred Shares have been delivered and paid for in accordance with this Agreement and the Deposit Agreement on the Closing Date, will be validly issued, fully paid and nonassessable; the Shares, and the deposit of the Preferred Stock in accordance with the provisions of the Deposit Agreement, have been duly authorized by the Company; when the Shares have been issued and delivered and paid for and the Depositary Receipts have been duly executed and delivered by the Depositary in accordance with this Agreement and the Deposit Agreement, the Shares will be duly and validly issued and the holders thereof will be entitled to the benefits provided in the Deposit Agreement and the Depositary Receipts; the Shares, the Preferred Shares and the Certificate of Designations will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Final Supplemented Prospectus; the stockholders of the Company have no statutory preemptive rights with respect to the Shares and the Preferred Shares; and all other outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

(j)    [Reserved].

(k)    No Consents Required. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by the Transaction Documents (as defined below) and the Certificate of Designations in connection with the issuance of the Preferred Shares and the issuance and sale of the Shares, except (i) such as have been obtained and made under the Act and (ii) such as may be required under the Federal Power Act, and under state securities laws.

(l)    Authority. The Company has the full right, power and authority to execute and deliver this Agreement and the Deposit Agreement (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder.

(m)    No Violation or Default. The execution, delivery and performance of the Transaction Documents and the Certificate of Designations, the issuance of the Preferred Shares and the issuance and sale of the Shares and compliance by the Company with the terms and provisions hereof and thereof will not result in a breach or violation of any of the terms and provisions hereof and thereof, or constitute a default under, (i) the charter or by-laws of NiSource or any subsidiary of NiSource (each direct and indirect subsidiary of NiSource being hereinafter referred to as a “Subsidiary” and all such direct and indirect subsidiaries of NiSource being hereinafter referred to collectively as the “Subsidiaries”), (ii) any statute or any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over NiSource or any Subsidiary or any of their properties, or (iii) any agreement or instrument to which NiSource or any Subsidiary is a party or by which NiSource or any Subsidiary is bound or to which any of the properties of NiSource or any Subsidiary is subject, except in the case of clauses (ii) and (iii) where such violation, breach or default would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole (“Material Adverse Effect”) and would not materially and adversely affect the ability of NiSource to perform its obligations under the Transaction Documents, or which would otherwise be material in the context of the sale of the Shares.

(n)    Authorization of Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by NiSource.

(o)    Title to Real and Personal Property. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially interfere with the use made or to be made thereof by them or would, individually or in the aggregate, have a Material Adverse Effect; and except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them or would, individually or in the aggregate, have a Material Adverse Effect.

(p)    Licenses and Permits. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, NiSource and the Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to NiSource or any of the Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(q)    Material Contingent Liability. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, neither NiSource nor any Significant Subsidiary has any material contingent liability.

(r)    Legal Proceedings. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, there are no pending actions, suits, proceedings or investigations against or affecting NiSource or any Subsidiary or any of their respective properties, assets or operations that could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or to affect materially and adversely the ability of NiSource to perform its obligations under the Transaction Documents, or which are otherwise material in the context of the sale of the Shares; and, to the knowledge of NiSource, no such actions, suits, proceedings or investigations are threatened.

(s)    Financial Statements. The financial statements of NiSource included or incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus present fairly the financial position of the entity presented and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis with all other financial statements presented for such entity; and any schedules included or incorporated by reference in the Registration Statement, Pricing Prospectus and the Final Supplemented Prospectus present fairly the information required to be stated therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the Pricing Prospectus, the Pricing Disclosure Package and the Final Supplemented Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(t)    No Material Adverse Change. Except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Final Supplemented Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Pricing Disclosure Package and the Final Supplemented Prospectus, there has been no dividend or distribution of any kind declared, paid or made by NiSource on any class of its capital stock.

(u)    Investment Company Act. NiSource is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Final Supplemented Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(v)    Ineligible Issuer. At the determination date for purposes of the Shares and the Preferred Shares within the meaning of Rule 164(h) under the Act, NiSource was not an “ineligible issuer” as defined in Rule 405 under the Act.

(w)    Disclosure Controls. NiSource maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) that is designed to ensure that information required to be disclosed by NiSource in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to NiSource’s management as appropriate to allow timely decisions regarding required disclosure. NiSource has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the 1934 Act.

(x)    Accounting Controls. NiSource maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) that complies with the requirements of the 1934 Act and has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(y)    No Conflicts with Sanctions Laws. Neither NiSource nor any of its affiliates nor, to the knowledge of NiSource, any director, officer, agent, employee or affiliate of NiSource is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and NiSource will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(z)    No Unlawful Payments. Neither NiSource nor, to the knowledge of NiSource, any director, officer, agent, employee or affiliate of NiSource has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(aa)    Compliance with Anti-Money Laundering Laws. The operations of NiSource and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where NiSource or its Subsidiaries conducts business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving NiSource or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of NiSource or any of the Subsidiaries, threatened.

3.    Purchase and Offering of Shares. (a) The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company (i) at a purchase price of $24.50 per Share for 10,154,951 Shares sold to institutional investors and (ii) at a purchase price of $24.2125 per Share for 9,845,049 Shares sold to retail investors, the number of Shares set forth opposite the name of such Underwriter in Schedule I hereto, subject to such adjustments as the Company in its sole discretion shall make, or cause to be made, to eliminate any sales or purchases of fractional Shares.

(b)    Delivery of and payment for the Shares shall be made at the offices of Hunton Andrews Kurth LLP at 10:00 a.m., New York City time, on December 5, 2018, or at such time on such later date not more than fifth business day thereafter as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company. Such time and date for delivery of the Shares is herein called the “Closing Date.” Delivery of the Shares shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same day funds to an account specified by the Company. Delivery of the Shares shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives otherwise instruct.

4.    Free Writing Prospectuses.

(a)    NiSource represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus; and each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of NiSource and the Representatives, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus, a free writing prospectus that is required to be filed by NiSource pursuant to Rule 433 or one or more free writing prospectuses disseminated through customary Bloomberg distribution that do not contain substantive changes from or additions to the information contained in the Permitted Free Writing Prospectus. Any such free writing prospectus (which shall include the Pricing Term Sheet discussed in Section 4(b) hereof and the form of which is provided in Exhibit A hereto), the use of which shall have been consented to by NiSource and the Representatives, is herein called a “Permitted Free Writing Prospectus.”

(b)    NiSource agrees to prepare a Pricing Term Sheet, substantially in the form provided in Exhibit A hereto and approved by the Representatives, and to file the Pricing Term Sheet pursuant to Rule 433(d) under the Act within the time period prescribed by such Rule.

(c)    NiSource and the Representatives have complied and will comply with the requirements of Rule 433 under the Act applicable to any free writing prospectus, including timely Commission filing where required and legending.

(d)    NiSource agrees that if at any time following issuance of a Permitted Free Writing Prospectus any event occurred or occurs as a result of which such Permitted Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Final Supplemented Prospectus or include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, NiSource will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter a free writing prospectus or other document, the use of which has been consented to by the Representatives, which will correct such conflict, statement or omission; provided, however, that this Section 4(d) shall not apply to any statements or omissions in a Permitted Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to NiSource by an Underwriter through the Representatives, expressly for use therein.

(e)    NiSource agrees that if there occurs an event or development as a result of which the Pricing Disclosure Package would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, NiSource will promptly notify the Representatives so that any use of the Pricing Disclosure Package may cease until it is amended or supplemented.

5.    Certain Agreements of NiSource. NiSource agrees with the several Underwriters that it will furnish to counsel for the Underwriters, one copy of the executed registration statement relating to the Company’s securities, including all exhibits, in the form in which it became effective and of all amendments thereto and that, in connection with the offering of the Shares:

(a)    Filing of Final Supplemented Prospectus. NiSource will file the Final Supplemented Prospectus, in a form approved by the Representatives, such approval not to be unreasonably withheld, with the Commission pursuant to and in accordance with Rule 424(b) and within the time period required by Rule 424. Furthermore, NiSource will make any other required filings pursuant to Rule 433(d)(1) of the Act within the time period required by such Rule.

(b)    Amendment or Supplements to Registration Statement or Final Supplemented Prospectus. NiSource will advise the Representatives promptly of any proposal to amend or supplement the Registration Statement or the Final Supplemented Prospectus and will afford the Representatives a reasonable opportunity to comment on any such proposed amendment or supplement; and NiSource will also advise the Representatives promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c)    Ongoing Compliance with Act and 1934 Act. NiSource will comply with the provisions of the Act, the 1934 Act and the rules and regulations of the Commission thereunder so as to permit completion of the distribution of the Shares as contemplated by this Agreement, the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus. If, at any time when a prospectus relating to the Shares is required to be delivered under the Act (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Supplemented Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Final Supplemented Prospectus to comply with the Act, NiSource promptly will notify the Representatives of such event and will promptly prepare and file with the Commission, at the expense of NiSource, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d)    Earnings Statement to Securityholders. As soon as practicable, but not later than 16 months, after the date of this Agreement, NiSource will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the later of (i) the Effective Date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of this Agreement and (iii) the date of NiSource’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(e)    Supplying Information. NiSource will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Pricing Prospectus, any Permitted Free Writing Prospectus, the Final Supplemented Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. NiSource will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)    Blue Sky Compliance. NiSource will arrange for the qualification of the Shares for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that, in connection with such qualification, NiSource shall not be required to qualify as a foreign corporation or file a general consent to service of process in any such jurisdiction.

(g)    Delivery of 1934 Act Reports. During the period of five years after the date of this Agreement, NiSource will furnish to the Representatives and, upon request, to each of the other Underwriters, if any, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and NiSource will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of NiSource filed with the Commission under the 1934 Act or mailed to stockholders, and (ii) from time to time, such other information concerning NiSource as the Representatives may reasonably request; provided that no reports, proxy statements or other information need be furnished pursuant to this Section 5(g) to the extent they are available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

(h)    Fees and Expenses. NiSource will pay all expenses incident to the performance of its obligations under this Agreement, any filing fees or other expenses (including fees and disbursements of counsel) in connection with qualification of the Shares and the Preferred Shares for sale under the laws of such jurisdictions as the Representatives may designate and the printing of memoranda relating thereto, any fees associated with filing of the Certificate of Designations with the Secretary of State of the State of Delaware and the cost of preparing the Shares, the Preferred Shares and Depositary Receipts, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, any fees charged by investment rating agencies for the rating of the Shares, any applicable filing fee incident to, and the reasonable fees and disbursements of counsel for the Underwriters in connection with, any review by the Financial Industry Regulatory Authority, Inc. of the Shares and the Preferred Shares, the fees and expenses of the transfer agent, registrar, paying agent and the Depositary (including related fees and expenses of any counsel to such parties), any fees and expenses incurred in connection with the preparation and filing of the registration statement on Form 8-A relating to the Depositary Shares and all expenses and application fees related to the listing of the Shares on The New York Stock Exchange LLC (the “Stock Exchange”) and any travel expenses of its officers and employees and any other expenses incurred by it in connection with attending or hosting meetings with prospective purchasers of the Shares.

(i)    Clear Market. During a period of 30 days from the date of this Agreement, NiSource will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any series of preferred stock issued by NiSource, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives, provided that NiSource may file a registration statement on Form S-4 with respect to, and disclose its intention to conduct, an offer to exchange shares of its 5.65% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock that will be registered under the Act as a result of such registration statement on Form S-4 for outstanding shares of such series that were issued pursuant to an exemption from registration under the Act.

(j)    Filing Obligation. If at any time when Shares remain unsold by the Underwriters, NiSource receives from the Commission a notice pursuant to Rule 401(g)(2) of the Act or otherwise ceases to be eligible to use the automatic shelf registration statement form, NiSource will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Shares and the Preferred Shares, in a form satisfactory to the Representatives, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness. NiSource will take all other reasonable action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which NiSource has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(k)    DTC.    The Company will assist the Representatives in arranging for the Shares and the Preferred Shares to be eligible for clearance and settlement through DTC.

(l)    Listing on NYSE. The Company will use its reasonable best efforts to effect the listing of the Shares on the Stock Exchange within 30 days of the Closing Date.

6.    Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase the Shares at the Closing Date and pay for the Shares will be subject to the accuracy of the representations and warranties on the part of NiSource herein, to the accuracy of the statements of officers of NiSource made pursuant to the provisions hereof, to the performance by NiSource of its obligations hereunder and to the following additional conditions precedent:

(a)    Comfort Letters. On or prior to the date of this Agreement, the Representatives shall have received a letter, dated the date of delivery thereof, of Deloitte & Touche LLP, confirming that they are an independent registered public accounting firm within the meaning of the Act and the applicable published rules and regulations of the Commission thereunder and stating to the effect that:

(i)    in their opinion the financial statements and financial statement schedules audited by them and incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations of the Commission thereunder;

(ii)    they have performed the procedures specified by the Public Company Accounting Oversight Board for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, or Statement of Auditing Standards No. 71, Interim Financial Information, as applicable, on any unaudited financial statements incorporated by reference in the Registration Statement and the Pricing Prospectus;

(iii)    on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of NiSource, inquiries of officials of NiSource who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A)    the unaudited financial statements, if any, incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations of the Commission thereunder or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

(B)    if any unaudited “capsule” information is contained in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus, the unaudited consolidated operating revenues, gross income, net income and net income per share amounts or other amounts constituting such “capsule” information and described in such letter do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

(C)    at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of such letter, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of NiSource and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or net assets, as compared with amounts shown on the latest balance sheet incorporated by reference in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus; or

(D)    for the period from the closing date of the latest income statement incorporated by reference in the Registration Statement, Pricing Prospectus and Final Supplemented Prospectus to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in consolidated gross revenues, operating income or net income; except in all cases set forth in clauses (C) and (D) above for changes, increases or decreases which the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus discloses have occurred or may occur or which are described in such letter; and

(iv)    they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Pricing Prospectus and the Final Supplemented Prospectus (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of NiSource and its subsidiaries subject to the internal controls of NiSource’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

All financial statements and schedules included in material incorporated by reference into the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus shall be deemed included in the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus for purposes of this subsection.

(b)    No Stop Order. The Final Supplemented Prospectus shall have been filed with the Commission in accordance with the rules and regulations of the Commission under the Act and Section 5(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A of the Act against NiSource shall have been instituted or, to the knowledge of NiSource or any Underwriter, shall be contemplated by the Commission. The Pricing Term Sheet, and any other material required to be filed by NiSource pursuant to Rule 433(d) under the Act, shall have been filed by NiSource with the Commission within the applicable time periods prescribed for such filings by Rule 433.

(c)    No Material Adverse Change. Subsequent to the execution of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as one enterprise which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares; (ii) any downgrading in the rating of any debt securities or preferred stock of NiSource by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of NiSource (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or disposition of the Shares, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of NiSource on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States or (vii) any attack on outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares.

(d)    (x) Opinion and 10b-5 Statement of Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date, of Schiff Hardin LLP, counsel for NiSource, to the effect that:

(i)    NiSource has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Supplemented Prospectus; and NiSource is duly qualified to transact business as a foreign corporation and is in good standing under the laws of the State of Indiana;

(ii)    This Agreement has been duly authorized, executed and delivered by the Company;

(iii)    The Deposit Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv)    The execution and filing of the Certificate of Designations have been duly authorized by the Company, and the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware. The Preferred Shares have been duly authorized by the Company and, when the Preferred Shares have been delivered and paid for in accordance with this Agreement and the Deposit Agreement on the Closing Date, will be validly issued, fully paid and nonassessable; the Shares, and the deposit of the Preferred Stock in accordance with the provisions of the Deposit Agreement, have been duly authorized by the Company; when the Shares have been issued and delivered and paid for and the Depositary Receipts have been duly executed and delivered by the Depositary in accordance with this Agreement and the Deposit Agreement, the Shares will be duly and validly issued and the holders thereof will be entitled to the benefits provided in the Deposit Agreement and the Depositary Receipts; the Shares, the Preferred Shares and the Certificate of Designations will conform, as to legal matters, in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Final Supplemented Prospectus; and the stockholders of the Company have no statutory preemptive rights with respect to the Shares and the Preferred Shares.

(v)    Neither the execution and delivery by NiSource of the Transaction Documents nor the performance by NiSource of its obligations thereunder, including the issuance of the Preferred Shares and the issuance and sale of the Shares, requires any consent or approval of any nature from or filing with any governmental authority of the United States of America, nor is any such consent, approval or filing required by the Delaware General Corporation Law, except for the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and filings required under the Act or the 1934 Act;

(vi)    NiSource is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Final Supplemented Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940;

(vii)    Each of the Significant Subsidiaries has been duly incorporated or formed and is a corporation or limited liability company validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate or limited liability company power and authority to own its properties and to conduct its business as described in the Pricing Disclosure Package and Final Supplemented Prospectus; and each Significant Subsidiary is duly qualified to transact business as a foreign corporation or limited liability company in good standing in each of the jurisdictions set forth opposite the name of such Significant Subsidiary on a schedule attached to the opinion;

(viii)    To the knowledge of such counsel, based in part upon a review of the stock register of Northern Indiana Public Service Company LLC (“NIPSCO”), all of the issued and outstanding equity interests of NIPSCO are owned by NiSource, directly or through subsidiaries. There is no perfected lien upon the outstanding equity interests of NIPSCO and, to the knowledge of such counsel, there is no other lien, security interest, charge or encumbrance upon the equity interests of NIPSCO;

(ix)    The execution and delivery by NiSource of the Transaction Documents and the Certificate of Designations do not, and the performance by the Company of its obligations thereunder, including the issuance of the Preferred Shares and the issuance and sale of the Shares, will not, (i) violate the certificate of incorporation or by-laws of NiSource, (ii) violate any law, rule or regulation applicable to NiSource and generally applicable to transactions of the type contemplated by this Agreement undertaken by issuers engaged in businesses similar to the businesses of NiSource, (iii) violate any judgment, injunction, order or decree identified by an officer of NiSource as material to NiSource and the Subsidiaries taken as a whole (which judgments, injunctions, orders and decrees, if any, shall be set forth in a certificate attached to the opinion), or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement which is filed as an exhibit to or filed as an exhibit through incorporation by reference to either NiSource’s Annual Report on Form 10-K for the year ended on the December 31 preceding the date of delivery of such opinion or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the date of such Form 10-K and prior to the Closing Date;

(x)    The descriptions in the Registration Statement and in the Pricing Disclosure Package and the Final Supplemented Prospectus of any statutes, contracts and documents, insofar as such statements purport to constitute summaries of matters of law and legal conclusions with respect thereto, are correct in all material respects; and such counsel do not know of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Final Supplemented Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required;

(xi)    The Registration Statement has become effective under the Act, the Final Supplemented Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein, and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose or pursuant to Section 8A of the Act against NiSource have been instituted or are pending or threatened under the Act, and the Registration Statement on the Effective Date and the Final Supplemented Prospectus, as of the date of this Agreement, and any amendment or supplement thereto, as of its date, complied as to form in all material respects with the requirements of the Act, the Trust Indenture Act and the rules and regulations of the Commission thereunder; and such counsel have had no facts come to their attention that have led them to believe that the Registration Statement, as of the Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, that the Pricing Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that the Final Supplemented Prospectus, as of its date and as amended or supplemented as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that such counsel need express no opinion as to the financial statements or other financial data contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package, the Final Supplemented Prospectus or any amendment or supplement thereto; and

(xii)    The statements made in the Pricing Disclosure Package and the Final Supplemented Prospectus under the caption “Certain United States Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law or legal conclusions with respect thereto, have been reviewed by such counsel and are accurate and complete in all material respects.

(d)    (y) Opinion of Internal Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date, of internal counsel for NiSource, to the effect that:

(i)    The descriptions in the Registration Statement and in the Pricing Disclosure Package and the Final Supplemented Prospectus of any legal and governmental proceedings insofar as such statements purport to constitute summaries of matters of law and legal conclusions with respect thereto, are correct in all material respects; and such counsel does not know of any legal or governmental proceedings pending to which the Company or any Subsidiary is a party or to which any of their respective properties is subject that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Final Supplemented Prospectus and are not so described;

(ii)    The documents incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Final Supplemented Prospectus, when they were filed with the Commission, appeared on their face to have complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder; and

(iii)    To the knowledge of such counsel, except as disclosed in the Pricing Disclosure Package and the Final Supplemented Prospectus, there are no pending or threatened actions, suits, proceedings or investigations against or affecting NiSource or any Subsidiary or any of their respective properties, assets or operations that could reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of NiSource to perform its obligations under this Agreement or which could be reasonably be expected to have a Material Adverse Effect.

(e)    Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received from Hunton Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the incorporation of NiSource, the validity of the Preferred Shares and the Shares, the Registration Statement, the Pricing Disclosure Package, the Final Supplemented Prospectus and other related matters as the Representatives may require, and NiSource shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)    Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of NiSource in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of NiSource in this Agreement are true and correct in all material respects, that NiSource has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Pricing Disclosure Package and the Final Supplemented Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of NiSource and the Subsidiaries taken as a whole except as set forth in or contemplated by the Pricing Disclosure Package and the Final Supplemented Prospectus.

(g)    Bring-Down Comfort Letter. The Representatives shall have received a letter, dated the Closing Date, of Deloitte & Touche LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(h)    Deposit Agreement. The Representatives shall have received a counterpart of the Deposit Agreement that shall have been executed and delivered by a duly authorized officer of the Company.

(i)    DTC. The Shares shall be eligible for clearance and settlement through DTC.

(j)    Certificate of Designations. The Certificate of Designations shall have been filed on or before the Closing Date with the Secretary of State of the State of Delaware.

NiSource agrees to furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters under this Agreement.

7.    Indemnification and Contribution.

(a)    Indemnification of the Underwriters. NiSource will indemnify and hold harmless each Underwriter, its partners, directors, officers, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus or the Final Supplemented Prospectus, or any amendment or supplement thereto, or any free writing prospectus used by NiSource other than a Permitted Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that NiSource will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to NiSource by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information: the fifth, tenth and eleventh paragraphs under the caption “Underwriting (Conflicts of Interest)” in the Preliminary Prospectus Supplement and the fourth, ninth and tenth paragraphs under the caption “Underwriting (Conflicts of Interest)” in the Final Supplemented Prospectus (collectively, the “Underwriter Information”).

(b)    Indemnification of the Company. Each Underwriter will severally and not jointly indemnify and hold harmless NiSource, its directors and officers and each person, if any, who controls NiSource within the meaning of Section 15 of the Act or Section 20 of the 1934 Act, against any losses, claims, damages or liabilities to which NiSource may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus or the Final Supplemented Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to NiSource by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by NiSource in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriter Information.

(c)    Notice and Procedures. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced through the forfeiture of substantive rights or defenses by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)    Contribution and Limitation on Liability. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by NiSource on the one hand and the Underwriters on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of NiSource on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by NiSource on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by NiSource bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by NiSource on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)    Non-Exclusive Remedies. The obligations of NiSource under this Section shall be in addition to any liability which NiSource may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of NiSource, to each officer of NiSource who has signed the Registration Statement and to each person, if any, who controls NiSource within the meaning of the Act.

8.    Default of Underwriters. If any Underwriter or Underwriters default at the Closing Date in their obligations to purchase any of the Shares under this Agreement and the aggregate number of Shares that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Shares to be purchased at the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Shares by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Shares that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate number of Shares with respect to which such default or defaults occur exceeds 10% of the total number of Shares to be purchased and arrangements satisfactory to the Representatives and the Company for the purchase of such Shares by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 9. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

9.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of NiSource or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, NiSource or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares. If this Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Shares by the Underwriters is not consummated, NiSource shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of NiSource and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Shares by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clauses (iii), (iv) (other than a suspension with respect to NiSource’s securities not part of a general suspension), (v), (vi) or (vii) of Section 6(c), NiSource will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Shares.

10.    Absence of Fiduciary Relationship. NiSource acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between NiSource, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith each Underwriter is acting as a principal and not the agent or fiduciary of NiSource and (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of NiSource with respect to the offering of the Shares pursuant to this Agreement or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising NiSource on other matters) or any other obligations to NiSource with respect to the offering of the Shares pursuant to this Agreement or the process leading thereto, except the obligations expressly set forth herein.

11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Fax No.: (704) 410-0326, Attention: Transaction Management; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020, Fax No.: (646) 855-5958, Attention: High Grade Debt Capital Markets Transaction Management/Legal; Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, Attention: Investment Banking Division, Fax No.: (212) 507-8999; Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Fax No.: (646) 834-8133; and Goldman Sachs & Co. LLC, Attention: Registration Department, 200 West Street, New York, New York 10282. Notices to the Company will be mailed, delivered or telegraphed and confirmed to it at 801 East 86th Avenue, Merrillville, Indiana 46410, Attention: Shawn Anderson, with a copy to Robert J. Minkus, Schiff Hardin LLP, 233 South Wacker Drive, Suite 7100, Chicago, Illinois 60606.

12.    Successors. This Agreement will inure to the benefit of and be binding upon NiSource and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13.    Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the financing described in this Agreement, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

16.    Submission to Jurisdiction. NiSource hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

NISOURCE INC.

By	/s/ Shawn Anderson

Name: Title:	Shawn Anderson Vice President, Treasurer and Chief Risk Officer

Accepted: As of the date first written above

WELLS FARGO SECURITIES, LLC

By	/s/ Carolyn Hurley

Name: Title:	Carolyn Hurley Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Shawn Cepeda

Name: Title:	Shawn Cepeda Managing Director

MORGAN STANLEY & CO. LLC

By	/s/ Yurij Slyz

Name: Title:	Yurij Slyz Executive Director

BARCLAYS CAPITAL INC.

By	/s/ Robert Stowe

Name: Title:	Robert Stowe Managing Director

GOLDMAN SACHS & CO. LLC

By	/s/ Raffael Fiumara

Name: Title:	Raffael Fiumara Vice President

As Representatives of the several Underwriters

Schedule I

Underwriters	Total Number of Shares to be Purchased
Wells Fargo Securities, LLC	4,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,400,000
Morgan Stanley & Co. LLC	4,400,000
Barclays Capital Inc.	2,400,000
Goldman Sachs & Co. LLC	2,400,000
BNY Mellon Capital Markets, LLC	400,000
KeyBanc Capital Markets Inc.	400,000
Loop Capital Markets LLC	400,000
Scotia Capital (USA) Inc.	400,000
The Huntington Investment Company	400,000
Total	20,000,000

Schedule II

Pricing Disclosure Package: Includes:

1.	Prospectus dated November 28, 2018

2.	Preliminary Prospectus Supplement dated November 28, 2018 (which shall be deemed to include documents incorporated by reference)

3.	Permitted Free Writing Prospectus

a)	Pricing Term Sheet attached hereto as Exhibit A

EXHIBIT A

Filed Pursuant to Rule 433

Registration No. 333-214360

November 28, 2018

NiSource Inc.

20,000,000 Depositary Shares, Each Representing 1/1,000 Interest in a Share of

6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock,

liquidation preference of $25,000 per share

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated November 28, 2018)

Issuer:	NiSource Inc. (the “Issuer”)

Security:	20,000,000 depositary shares, each representing 1/1,000 interest in a share of the Issuer’s 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”). At the consummation of the depositary shares offering, the Issuer will issue 20,000 shares of the Series B Preferred Stock.

Liquidation Preference:	$25,000 per share of the Series B Preferred Stock (equivalent to $25.00 per depositary share) plus accumulated and unpaid dividends.

Expected Ratings (Moody’s; S&P; Fitch)*:	[Intentionally omitted in exhibit format]

Size:	$500,000,000 (20,000,000 depositary shares)

Public Offering Price:	$25.00 per depositary share / $500 million total.

Underwriting Discount:	$0.7875 per depositary share sold to retail investors ($7,752,976.09) and $0.50 per depositary share sold to institutional investors ($5,077,475.50) / $12,830,451.59 total.

Proceeds, Before Expenses, to the Issuer:	$24.3585 per depositary share / $487,169,548.41 total.

Maturity:	Perpetual (unless redeemed by the Issuer on March 15, 2024 (the “First Call Date”) or on any fifth anniversary of the First Call Date (each, a “Reset Date”), or in connection with a Ratings Event).

Dividend Payment Dates:	15th day of March, June, September and December of each year, commencing on March 15, 2019, if declared by the Issuer’s board of directors or any duly authorized committee of the Issuer’s board of directors.

Dividend Rate (Cumulative):	Prior to the First Call Date, 6.50% per annum of the $25,000 liquidation preference per share.

On or after the First Call Date, will accumulate for each Reset Period at a percentage of the $25,000 liquidation preference per share (equivalent to $25.00 per depositary share) equal to the Five-year U.S. Treasury Rate plus (i) in respect of each Reset Period commencing on or after the First Call Date but before March 15, 2044 (the “Step-up Date”), a spread of 3.632% (the “Initial Margin”); and (ii) in respect of each Reset Period commencing on or after the Step-up Date, the Initial Margin plus 1.000%.

Optional Redemption:	The Issuer may, at its option, redeem the Series B Preferred Stock:

•

in whole but not in part, at any time within 120 days following a Ratings Event, at a redemption price equal to $25,500 per share of Series B Preferred Stock (102% of the liquidation preference of $25,000 per share, equivalent to $25.50 per depositary share) plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, whether or not declared.

•

in whole or in part on the First Call Date or on any subsequent Reset Date, at a redemption price equal to $25,000 per share of Series B Preferred Stock (equivalent to $25.00 per depositary share) plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared.

Transaction Date:	November 28, 2018

Expected Settlement Date:	December 5, 2018 (T+5)

Listing:	The Issuer will apply to list the depositary shares on the New York Stock Exchange and expects trading on the New York Stock Exchange to begin within 30 days of the initial issuance of the depositary shares.

CUSIP/ISIN of Depositary Shares:	65473P 881 / US65473P8813

Joint Book-Running Managers:	Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Goldman Sachs & Co. LLC

Co-Managers:	BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

The Huntington Investment Company

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Each of the terms “Five-year U.S. Treasury Rate,” “Ratings Event,” and “Reset Period” has the meaning ascribed to it in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC, toll-free at 1-800-645-3751, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649, Barclays Capital Inc., toll-free at 1-888-603-5847 or Goldman Sachs & Co. LLC, toll-free at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.